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FOR RELEASE AT 6:30 AM EDT                                  CONTACT: Chris Allen
                                                                  (312) 917-8331
                                                          chris.allen@nuveen.com


NUVEEN INVESTMENTS NAMES GLENN RICHTER AS CHIEF ADMINISTRATIVE OFFICER

CHICAGO, April 27, 2006 - Nuveen Investments, a leading provider of diversified investment services, today announced that Glenn Richter has been named to the firm's senior management team as Chief Administrative Officer. This is a new senior management position established to support the Company's significant recent growth and future development efforts.

Richter currently serves as Executive Vice President, Chief Financial Officer of RR Donnelley & Sons in Chicago. Prior to this, he was Executive Vice President and CFO of Sears, Roebuck and Co. and Chairman of Sears Canada, a publicly-traded affiliate of Sears. Richter's professional background includes finance and strategy positions at Dade Behring, a global medical diagnostics firm, and PepsiCo, after starting his career as a management consultant at McKinsey & Company. He will join Nuveen Investments at the end of May.

"Glenn brings us a range of corporate experiences and perspectives that should contribute meaningfully to our continuing reinvestment in several business platforms as a result of our significant growth over the past several years," said Tim Schwertfeger, Chairman & CEO of Nuveen Investments. "With the addition of Glenn to our executive team, we strengthen our commitment to broaden our business platforms and maintain our focus on securing the long-term goals of our customers in a very high-quality manner."

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutions and high-net-worth investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets its highly specialized investment teams, each with its own brand name and area of expertise: NWQ, specializing in value-style equities; Nuveen, managing fixed-income investments; Santa Barbara, committed to growth equities; Tradewinds NWQ, specializing in global value equities; Rittenhouse, dedicated to "blue-chip" growth equities; and Symphony, with expertise in alternative investments as well as equity and credit strategies. The Company manages over $145 billion in assets. Nuveen Investments is listed on The New York Stock Exchange and trades under the symbol "JNC."


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NWQ          NUVEEN         RITTENHOUSE          SANTA BARBARA          SYMPHONY